Exhibit 10.12

FORM OF TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of                     , 2010 by and among RICHMOND HONAN MEDICAL PROPERTIES INC., a Maryland corporation (the “REIT”), RICHMOND HONAN MEDICAL PROPERTIES LP, a Delaware limited partnership (the “Partnership”), and RICHMOND 400, Ltd., a Georgia limited partnership (the “Merging Entity”), and Lea Richmond, III, Scott Honan, L&S Capital Holdings, LLC, a Georgia limited liability company, L&S Capital Holdings II, LLC, a Georgia limited liability company, RMDC Co., a Georgia corporation and RMMC Co., a Georgia corporation (each, a “Contributor”).

WHEREAS, pursuant to that certain Merger Agreement, dated as of                     , 2010, (the “Merger Agreement”), the Merging Entity will merge into a subsidiary of the Partnership (the “Merger”), with the subsidiary of the Partnership surviving, with certain of the members of the Merging Entity exchanging their interests in the Merging Entity for common partnership units of limited partnership interest in the Partnership (“Units”), cash or a combination of cash and Units;

WHEREAS, pursuant to those certain Contribution Agreements, dated as of                     , 2010 each Contributor is contributing (the “Contribution”), as applicable, its partnership interest in Scottish Rite Medical Arts, Ltd., a Georgia limited partnership (“Scottish Rite”), Richmond at Fletcher Investors, LLC, a Delaware limited liability company, Pediatric Investors at Alpharetta, LLC, a Delaware limited liability company, Cypress Woods Building Investment, LLC, a Delaware limited liability company, and RMP at Northside Physician Investors, LLC, a Delaware limited liability company, to the Partnership in exchange for Units;

WHEREAS, it is intended for federal income tax purposes that (i) the Merger will treated as an “assets over form” merger, as prescribed by Treasury Regulations Section 1.708-1(c)(3)(i) and (ii) the payment of cash for interests in the Merging Entity will be treated as a sale of such interests immediately before the Merger in accordance with Treasury Regulations Section 1.708-1(c)(4);

WHEREAS, it is intended for federal income tax purposes that the Contribution will treated as a tax-deferred contribution of property to the Partnership in exchange for Units under Section 721 of the Code;

WHEREAS, in accordance with Section 7.2(e) of the Merger Agreement and in consideration for the agreement of the Merging Entity to consummate the Merger, the parties desire to enter into this Agreement regarding certain tax matters as set forth herein;

WHEREAS, in consideration for the agreement of each Contributor to make the Contribution, the parties desire to enter into this Agreement regarding certain tax matters as set forth herein; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable in the event of certain actions being taken by the Partnership regarding the disposition of certain of the contributed assets and certain debt obligations of the Partnership and its subsidiaries.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Merger Agreement and the Contribution Agreements, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).

“Accounting Firm” has the meaning set forth in the Section 4.2.

“Agreement” has the meaning set forth in the Preamble.

“Bottom Guarantee” has the meaning set forth in Section 3.1.

“Cash Consideration” has the meaning set forth in Section 2.1(a).

“CHOA Option” means that certain option to purchase the Scottish Rite Medical Arts Center, which option expires in February 2013, possessed by Children’s Healthcare of Atlanta pursuant Article 16 of the Ground Lease Agreement, dated January 29, 1988, by and between Meridian Mark Corporation, a Georgia corporation, as lessor, and Scottish Rite, as lessee.

“Closing Date” means the date on which the Merger or Contribution, as applicable, will be effective.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the Recitals.

“Contributor” has the meaning set forth in the Preamble.

“Deficit Restoration Obligation” means a written obligation by a Protected Partner to restore part or all of its deficit capital account in the Partnership upon the occurrence of certain events (which written obligation may provide for an indemnity in favor of the REIT as general partner of the Partnership).

“Gain Limitation Property” means (i) each of the properties identified on Schedule 2.1(b) hereto as a Gain Limitation Property; (ii) any other property or asset hereafter acquired by the Partnership or any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that property or asset would result in the recognition of Protected Gain by a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property.

“Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

“Guaranteed Debt” means any loans incurred (or assumed) by the Partnership or any of its subsidiaries that are guaranteed by Partner Guarantors at any time after the Closing Date pursuant to Article 3 hereof.

“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity or subchapter S corporation for federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity or subchapter S corporation for federal income tax purposes, any person owning an equity interest in such entity.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merging Entity” has the meaning set forth in the Preamble.

“Minimum Liability Amount” means, for each Protected Partner, the amount set forth next to such Protected Partner’s name on Schedule 3.1(a) hereto, of which an aggregate of $2,143,985 will be guaranteed by the Partner Guarantors pursuant to Section 3.1 immediately after the Closing Date.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Partner Guarantors” means those Protected Partners who have guaranteed any portion of the Guaranteed Debt.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of                     , 2010, as amended, and as the same may be further amended in accordance with the terms thereof.

“Partnership Interest Consideration” has the meaning set forth in Section 2.1(a).

“Protected Gain” shall mean the gain that would be allocable to and recognized by a Protected Partner under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property in a fully taxable transaction. The initial amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date, and is set forth on Schedule 2.1(b) hereto. Gain that would be allocated to a Protected Partner upon a sale of a Gain Limitation Property that is “book gain” (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property following the Closing Date) shall not be considered Protected Gain. (As used in this definition, “book gain” is any gain that would not be required under Section 704(c) of the Code and the applicable regulations to be specially allocated to the Protected Partners, but rather would be allocated to all partners in the Partnership, including the REIT, in accordance with their respective economic interests in the Partnership.)

“Protected Partner” means those persons set forth as Protected Partners on Schedule 2.1(a), and any person who (i) acquires Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis for federal income tax purposes is determined in whole or in part by reference to the adjusted basis of the Protected Partner in such Units, (ii) has notified the Partnership of its status as a Protected Partner and (iii) provides all documentation reasonably requested by the Partnership to verify such status, but excludes any person that ceases to be a Protected Partner pursuant to this Agreement.

“Scottish Rite” has the meaning set forth in the Recitals.

“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined by the Partnership and as set forth next to each Gain Limitation Property on Schedule 2.1(b) hereto. The Partnership shall initially carry the Gain Limitation Property on its books at a value equal to the Section 704(c) Value as set forth in the preceding sentence.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest that owns a Gain Limitation Property on the Closing Date, after giving effect to the Merger, or that thereafter is a successor to the Partnership’s direct or indirect interests in a Gain Limitation Property.

“Successor Partnership” has the meaning set forth in Section 2.1(b).

“Tax Protection Period” means the period commencing on the Closing Date and ending at 12:01 AM on                      2020, provided, however, that with respect to a Protected Partner, the Tax Protection Period shall terminate at such time as such Protected Partner (or one or more successor Protected Partners) has disposed of 80% or more of the Units received, directly or indirectly, in the Merger or Contribution, as applicable, by such Protected Partner in one or more taxable transactions.

“Units” has the meaning set forth in the Recitals.

ARTICLE 2

RESTRICTIONS ON DISPOSITIONS OF

GAIN LIMITATION PROPERTIES

2.1 Restrictions on Disposition of Gain Limitation Properties.

(a) The Partnership agrees for the benefit of each Protected Partner, for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property or any interest therein, without regard to whether such disposition is voluntary or involuntary, in a transaction that would cause any Protected Partner to recognize any Protected Gain, other than a sale or transfer of Gain Limitation Property pursuant to the CHOA Option.

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the prohibition shall extend to:

(i)	any direct or indirect disposition by any direct or indirect Subsidiary of any Gain Limitation Property or any interest therein;

(ii)	any direct or indirect disposition by the Partnership of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

(iii)	any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder.

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or any Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

Notwithstanding the foregoing, this Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered as consideration for the Units either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his Units, and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive solely Cash Consideration.

(b) Notwithstanding the restriction set forth in this Section 2.1, the Partnership and any Subsidiary may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a “like-kind exchange” under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section

721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the Units; provided, however, that in the case of a “like-kind exchange” under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) of the Code to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4) of the Code) shall be considered a violation of this Section 2.1 by the Partnership.

ARTICLE 3

ALLOCATION OF LIABILITIES; GUARANTEE AND DEFICIT RESTORATION

OBLIGATION OPPORTUNITY; NOTIFICATION OF REDUCTION OF LIABILITIES;

COOPERATION REGARDING ADDITIONAL ALLOCATION OF LIABILITIES

3.1 Minimum Liability Allocation. During the Tax Protection Period, the Partnership will offer to each Protected Partner the opportunity, in the Partnership’s discretion, either (i) to enter into a “bottom dollar guarantee” of certain liabilities of the Partnership (substantially in the form set forth in Schedule 3.1(b)) pursuant to which the lender for the guaranteed liability is required to pursue all other collateral and security for the guaranteed liability (other than any “bottom dollar guarantees”) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantor only if, and solely to the extent that, the total amount recovered by the lender with respect to the guaranteed liability after the lender has exhausted its remedies is less than the aggregate of the guaranteed amounts with respect to such liability, and the maximum aggregate liability of each partner for all guaranteed liabilities shall be limited to the amount actually guaranteed by such partner (a “Bottom Guarantee”) or (ii) to enter into a Deficit Restoration Obligation, in such amount or amounts so as to cause a special allocation of partnership liabilities to such Protected Partner for purposes of Section 752 of the Code in an amount equal to such Protected Partner’s Minimum Liability Amount (determined as of the Closing Date) and to cause a special allocation of partnership liabilities for purposes of Section 465 of the Code that increases the Protected Partner’s “at risk” amount by an amount equal to such Protected Partner’s Minimum Liability Amount (determined as of the Closing Date). In order to minimize the need for Protected Partners to enter into such Bottom Guarantees or Deficit Restoration Obligations, the Partnership will use the additional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Gain Limitation Property to the Protected Partners to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Gain Limitation Property allocated to the Protected Partners under Treasury Regulations Section 1.752-3(a)(2).

3.2 Notification Requirement. During the Tax Protection Period, the Partnership shall provide prior written notice to a Protected Partner if the Partnership intends to repay, retire, refinance or otherwise reduce (other than due to scheduled amortization) the amount of liabilities with respect to a Gain Limitation Property in a manner that would cause a Protected Partner to recognize gain or loss for federal income tax purposes up to the Minimum Liability Amount (determined as of the Closing Date).

3.3 Additional Allocation of Liabilities. If the Partnership provides notice to a Protected Partner pursuant to Section 3.2, the Partnership shall cooperate with the Protected Partner to arrange an additional allocation of liabilities of the Partnership to the Protected Partner in such amount or amounts so as to increase the amount of partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code by an amount necessary to prevent the Protected Partner from recognizing gain or loss for federal income tax purposes up to the Minimum Liability Amount (determined as of the Closing Date) as a result of the intended repayment, retirement, refinancing or other reduction (other than scheduled amortization) in the amount of liabilities with respect to a Gain Limitation Property, including, without limitation, offering to the Protected Partner the opportunity, in the Partnership’s discretion, either (i) to enter into additional Bottom Guarantees (substantially in the form set forth in Schedule 3.1(b)) or (ii) to enter into an additional Deficit Restoration Obligations, in either case up to the amount of the Minimum Liability Amount (determined as of the Closing Date). In order to minimize the need to make additional special allocations of liabilities of the Partnership pursuant to the preceding sentence, the Partnership will use the additional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Gain Limitation Property to the Protected Partner to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Gain Limitation Property and allocated to the Protected Partner under Treasury Regulations Section 1.752-3(a)(2).

3.4 Deficit Restoration Obligation. The Partnership will maintain an amount of indebtedness of the Partnership that is considered “recourse” indebtedness (taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the general partner) equal to or greater than the sum of the amounts subject to a Deficit Restoration Obligation of all Protected Partners and other partners in the Partnership. The Deficit Restoration Obligation shall be conclusively presumed to cause the Protected Partner to be allocated an amount of liabilities equal to the Deficit Restoration Obligation amount of such Protected Partner for purposes of Sections 465 and 752 of the Code, provided that (1) the Partnership maintains an amount of debt that is considered “recourse” indebtedness (determined for purposes of Section 752 of the Code and taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the general partner) equal to the aggregate Deficit Restoration Obligation amounts of all partners of the Partnership and (2) all other terms and conditions of the Partnership Agreement with respect to such Deficit Restoration Obligation are met.

ARTICLE 4

REMEDIES FOR BREACH

4.1 Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article 2 or Article 3, with respect to a Protected Partner, the Protected Partner’s sole right shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to:

(a)	in the case of a violation of Article 2, the aggregate federal state, and local income taxes incurred by the Protected Partner or an Indirect Owner with respect to the Protected Gain that is allocable to such Protected Partner under the Partnership Agreement as a result of the disposition of the Gain Limitation Property; and

(b)	in the case of a violation of Article 3, the aggregate federal, state and local income taxes incurred by the Protected Partner or an Indirect Owner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner with respect to its Units by reason of such breach.

For the avoidance of doubt, so long as the Partnership provides the opportunities referenced in Sections 3.1 and 3.3 and complies with the notification requirement of section 3.2, the Partnership shall have no liability pursuant to this Section 4.1 in the event it is determined that a Protected Partner has not been specially allocated for purposes of Section 752 of the Code an amount of partnership liabilities equal to such Protected Partner’s Minimum Liability Amount or is not treated as receiving a special allocation of partnership liabilities for purposes of Section 465 of the Code that increases such Protected Partner’s “at risk” amount by an amount equal to such Protected Partner’s Minimum Liability Amount. Furthermore, the Partnership shall have no liability pursuant to this Section 4.1 if the Partnership merges into another entity treated as a partnership for federal income tax purposes or the Protected Partner accepts an offer to exchange its Units for equity interests in another entity treated as a partnership for federal income tax purposes so long as, in either case, such successor entity assumes or agrees to assume the Partnership’s obligations pursuant to this Agreement.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owner), (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner (or Indirect Owner), either in the current year, in earlier years, or in later years).

4.2 Process for Determining Damages. If the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3 (or a Protected Partner asserts that the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner (or Indirect Owner) agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner (or Indirect Owner) under Section 4.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner (or Indirect Owner) within sixty (60) days after the receipt of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the

Partnership of an assertion by a Protected Partner that the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (“an Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth Article 2 or Article 3, has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1). All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2 or Article 3 and the amount of damages payable to the Protected Partner under Section 4.1 shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) less than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

4.3 Required Notices; Time for Payment. In the event that there has been a breach of Article 2 or Article 3, the Partnership shall provide to each affected Protected Partner notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protected Partners the IRS Schedule K-1’s to the Partnership’s federal income tax return. All payments required under this Article 4 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain (taking into account all available safe harbors), the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment and such payment from the Partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time. In the event of a payment required after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made.

ARTICLE 5

SECTION 704(C) METHOD AND ALLOCATIONS

Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Treasury Regulations Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to any Gain Limitation Property.

ARTICLE 6

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS

6.1 Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each of the Protected Partners to be subject to such amendment, except that the Partnership may amend Schedules 2.1(a) and 3.2(a) upon a person becoming a Protected Partner as a result of a transfer of Units.

6.2 Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE 7

MISCELLANEOUS

7.1 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

7.2 Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

7.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

7.4 Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

7.5 Representations and Warranties Regarding Authority; Noncontravention. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

7.6 Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

7.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing, shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(i)	if to the Partnership or the REIT, to:

Richmond Honan Medical Properties Inc.

975 Johnson Ferry Road, Suite 450

Atlanta, Georgia 30342

Attention: Kent Ohlsen

Telecopier No. (404) 255-6300

(ii)	if to a Protected Partner, to the address on file with the Partnership.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

7.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

7.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

7.10 Consent to Jurisdiction; Enforceability.

7.10.1 This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Georgia. For such purpose, each party hereto and the Protected Partners hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

7.10.2 Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.11 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

7.12 Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

7.13 Enforcement by Protected Partners. The Protected Partners are the beneficiaries of this Agreement and shall be able to enforce this Agreement as they were parties to this Agreement.

IN WITNESS WHEREOF, the REIT, the Partnership, the Merging Entity and the Contributors have caused this Agreement to be signed by their respective officers, general partners, or delegates thereunto duly authorized all as of the date first written above.

RICHMOND HONAN MEDICAL PROPERTIES INC., a Maryland corporation

By:
Name:
Title:

RICHMOND HONAN MEDICAL PROPERTIES LP, a Delaware limited partnership

By:	Richmond Honan Medical Properties Inc., a Maryland corporation, its General Partner

By:
Name:
Title:

RICHMOND 400, Ltd., a Georgia limited partnership

By:	RMMC Co., a Georgia corporation, its General Partner

By:
Name: Lea Richmond, III
Title: President

L&S CAPITAL HOLDINGS, LLC, a Georgia limited liability company

By:
Name: Lea Richmond, III
Title: Manager

L&S CAPITAL HOLDINGS II, LLC, a Georgia limited liability company

By:
Name: Lea Richmond, III
Title: Manager

RMMC Co., a Georgia corporation

By:
Name: Lea Richmond, III
Title: President

RMDC Co., a Georgia corporation

By:
Name: Lea Richmond, III
Title: President

SCOTT C. HONAN

LEA RICHMOND, III

SCHEDULES AND EXHIBITS TO THE TAX PROTECTION AGREEMENT

Schedule 2.1(a)	List of Protected Partners
Schedule 2.1(b)	Gain Limitation Properties and Estimated Initial Protected Gain for Protected Partners as a Group
Schedule 3.1(a)	Minimum Liability Amount
Schedule 3.1(b)	Form of Guarantee Agreement

Schedule 2.1(a)

List of Protected Partners

Lea Richmond, III

Scott C. Honan

L&S Capital Holdings, LLC

L&S Capital Holdings II, LLC

RMMC Co.

RDMC Co.

Schedule 2.1(b) */

Gain Limitation Properties and

Estimated Initial Protected Gain for Protected Partners as a Group

Name of Protected Property	Initial Protected Gain (Aggregate)
975 Johnson Ferry Road, Atlanta, Georgia 30342
Scottish Rite Medical Arts Center, 5455 Meridian Mark Road, Atlanta, Georgia 30342
Cypress MOB I, 15644 Cypress Woods Medical Drive, Houston, Texas 77014
Northside Tower, 5760 Peachtree Dunwoody Road, Atlanta, Georgia 30342
Alpharetta Pediatric Center, 3400 Old Milton Parkway, Alpharetta, Georgia 30005
LifeHope Medical Offices, 3000 Medical Park Drive, Tampa, Florida 33613

*/	The Company will endeavor in good faith to complete this schedule [within 75 days after the Closing Date].

Schedule 3.1(a)

Minimum Liability Amount

Protected Partner	Minimum Liability Amount **/
Lea Richmond, III
Scott C. Honan
L&S Capital Holdings, LLC
L&S Capital Holdings II, LLC
RMMC Co.
RDMC Co.

**/	The estimated “negative tax capital account” of a Partner in the Partnership on the closing date of the IPO as determined by the Partnership in its sole discretion.

Schedule 3.1(b)

Form of Guaranty 1/

GUARANTEE

This Guarantee is made and entered into as of the      day of                      20    , by the persons listed on Exhibit A annexed hereto (the “Guarantors”) for the benefit of the Lender set

1/	This Form of the Guarantee Agreement is for Guaranteed Debt where the following conditions all are applicable:

(i)	there are no other guarantees in effect with respect to such Guaranteed Debt;

(ii)	the collateral securing such Guaranteed Debt is not collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)	no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period;

(iv)	the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulations Section 1.752-2; and

(v)	none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulations Section 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered, or thereafter shall enter, into a relationship that would cause such person or entity to be considered to bear risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulations Section 1.752-2.

If, and to the extent that, one or more of these conditions is not applicable, appropriate changes to the attached Form of Guaranty will be required in order to cause the various conditions set forth in Article 3 of the Tax Protection Agreement to be satisfied.

forth on Exhibit B annexed hereto and made a part hereof (the “Lender,” which term shall include any person or entity who hereafter holds the Note (as defined below) in accordance with the terms thereof).

RECITALS

WHEREAS, the Lender has loaned to the borrower set forth on Exhibit B (the “Borrower”) the amount set forth opposite such Lender’s name on Exhibit B, which loan (i) is evidenced by the promissory note described on Exhibit C hereto (the “Note”), (ii) has a current outstanding balance in the amount set forth on Exhibit B annexed hereto, and (iii) is secured by a mortgage or deed of trust on the collateral described on Exhibit D annexed hereto (the “Deed of Trust,” with the property and other assets securing such Deed of Trust referred to as the “Collateral”);

WHEREAS, the Borrower is either Richmond Honan Medical Properties LP, a Delaware limited partnership (the “Partnership”), or a subsidiary of the Partnership in which the Partnership owns a 98% or greater interest in the Partnership;

WHEREAS, the Guarantors are limited partners in the Partnership; and

WHEREAS, the Guarantors are executing and delivering this Guarantee to guarantee a portion of the Borrower’s payments with respect to the Note, subject to and otherwise in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing recitals and facts and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each of the Guarantors hereby agree as follows:

1. Guarantee and Performance of Payment.

(a) The Guarantors hereby irrevocably and unconditionally guarantee the collection by the Lender of, and hereby agree to pay to the Lender upon demand (following (1) foreclosure of the Deed of Trust, exercise of the powers of sale thereunder and/or acceptance by the Lender of a deed to the Collateral in lieu of foreclosure, and (2) the exhaustion of the exercise of any and all remedies available to the Lender against the Borrower, including, without limitation, realizing upon the assets of the Borrower other than the Collateral against which the Lender may have recourse), an amount equal to the excess, if any, of the Guaranteed Amount set forth on Exhibit B over the Lender Proceeds (as hereinafter defined) (which excess is referred to as the “Aggregate Guarantee Liability”). The amounts payable by each Guarantor in respect of the guarantee obligations hereunder shall be in the same proportion as the dollar amounts listed next to such Guarantor’s name on Exhibit A attached hereto bears to the total Guaranteed Amount set forth on Exhibit A, provided that, notwithstanding anything to the contrary contained in this Guarantee, each Guarantor’s aggregate obligation under this Guarantee shall be limited to the dollar amount set forth on Exhibit A attached hereto next to such Guarantor’s name. The Guarantors’ obligations as set forth in this paragraph 1(a) are hereinafter referred to as the “Guaranteed Obligations.”

(b) For the purposes of this Guarantee, the term “Lender Proceeds” shall mean the aggregate of (i) the Foreclosure Proceeds (as hereinafter defined) plus (ii) all amounts collected by the Lender from the Borrower (other than payments of principal, interest or other amounts required to be paid by the Borrower to Lender under the terms of the Note that are paid by the Borrower to the Lender at a time when no default has occurred under the Note and is continuing) or realized by the Lender from the sale of assets of the Borrower other than the Collateral.

(c) For the purposes of this Guarantee, the term “Foreclosure Proceeds” shall have the applicable meaning set forth below with respect to the Collateral:

1.	If at least one bona fide third party unrelated to the Lender (and including, without limitation, any of the Guarantors) bids for such Collateral at a sale thereof, conducted upon foreclosure of the related Deed of Trust or exercise of the power of sale thereunder, Foreclosure Proceeds shall mean the highest amount bid for such Collateral by the party that acquires title thereto (directly or through a nominee) at or pursuant to such sale. For the purposes of determining such highest bid, amounts bid for the Collateral by the Lender shall be taken into account notwithstanding the fact that such bids may constitute credit bids which offset against the amount due to the Lender under the Note.

2.	If there is no such unrelated third-party at such sale of the Collateral so that the only bidder at such sale is the Lender or its designee, the Foreclosure Proceeds shall be deemed to be fair market value (the “Fair Market Value”) of the Collateral as of the date of the foreclosure sale, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

3.	If the Lender receives and accepts a deed to the Collateral in lieu of foreclosure in partial satisfaction of the Borrower’s obligations under the Note, the Foreclosure Proceeds shall be deemed to be the Fair Market Value of such Collateral as of the date of delivery of the deed-in-lieu of foreclosure, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

(d) Fair Market Value of the Collateral (or any item thereof) shall be the price at which a willing seller not compelled to sell would sell such Collateral, and a willing buyer not compelled to buy would purchase such Collateral, free and clear of all mortgages but subject to all leases and reciprocal easements and operating agreements. If the Lender and the Guarantor are unable to agree upon the Fair Market Value of any Collateral in accordance with subparagraphs 1(c)2. or 3. above, as applicable, within twenty (20) days after the date of the foreclosure sale or the delivery of the deed-in-lieu of foreclosure, as applicable, relating to such Collateral, either party may have the Fair Market Value of such Collateral determined by appraisal by appointing an appraiser having the qualifications set forth below to determine the same and by notifying the other party of such appointment within twenty (20) days after the expiration of such twenty (20) day period. If the other party shall fail to notify the first party, within twenty (20) days after its receipt of notice of the appointment by the first party, of the appointment by the other party of an appraiser having the qualifications set forth below, the appraiser appointed by the first party shall alone make the determination of such Fair Market Value. Appraisers appointed by the parties shall be members of the Appraisal Institute (MAI) and shall have at least ten years’ experience in the valuation of properties similar to the Collateral being valued in the greater metropolitan area in which such Collateral is located. If each party shall appoint an appraiser having the aforesaid qualifications and if such appraisers cannot, within thirty (30) days after the appointment of the second appraiser, agree upon the determination hereinabove required, then they shall select a third appraiser which third appraiser shall have the aforesaid qualifications, and if they fail so to do within forty (40) days after the appointment of the second appraiser they shall notify the parties hereto, and either party shall thereafter have the right, on notice to the other, to apply for the appointment of a third appraiser to the chapter of the American Arbitration Association or its successor organization located in the metropolitan area in which the Collateral is located or to which the Collateral is proximate or if no such chapter is located in such metropolitan area, in the metropolitan area closest to the Collateral in which such a chapter is located. Each appraiser shall render its decision as to the Fair Market Value of the Collateral in question within thirty (30) days after the appointment of the third appraiser and shall furnish a copy thereof to the Lender and the Guarantor. The Fair Market Value of the Collateral shall then be calculated as the average of (i) the Fair Market Value determined by the third appraiser and (ii) whichever of the Fair Market Values determined by the first two appraisers is closer to the Fair Market Value determined by the third appraiser; provided, however, that if the Fair Market Value determined by the third appraiser is higher or lower than both Fair Market Values determined by the first two appraisers, such Fair Market Value determined by the third appraiser shall be disregarded and the Fair Market Value of the Collateral shall then be calculated as the average of the Fair Market Value determined by the first two appraisers. The Fair Market Value of a Property, as so determined, shall be binding and conclusive upon the Lender and the Guarantors. Guarantors shall bear the cost of its own appraiser and, subject to subparagraph 1(e), shall bear all reasonable costs of appointing, and the expenses of, any other appraiser appointed pursuant to this subparagraph (1)(d).

(e) Notwithstanding anything in the preceding subparagraphs of this paragraph 1, (i) in no event shall the aggregate amount required to be paid pursuant to this Guarantee by the Guarantors as a group with respect to all defaults under the Note and the Deed of Trust securing the obligations thereunder exceed the Guaranteed Amount set forth on Exhibit B hereto, and (ii) the aggregate obligation of each Guarantor hereunder with respect to the Guaranteed Obligation shall be limited to the lesser of (I) the product of (w) the Individual Guarantee Percentage for such Guarantor set forth on Exhibit A hereto multiplied by (x) the Guaranteed Amount, or (II) the product of (y) such Guarantor’s Individual Guarantee Percentage multiplied by (z) the Aggregate Guarantee Liability.

(f) In confirmation of the foregoing, and without limitation, the Lender must first exhaust all of its rights and remedies against all property of the Borrower as to which the Lender has (or may have) a right of recourse, including, without limitation, the institution and prosecution to completion of appropriate foreclosure proceedings under the Deed of Trust, before exercising any right or remedy or making any claim, under this Guarantee.

(g) The obligations under this Guarantee shall be personal to each Guarantor and shall not be affected by any transfer of all or any part of a Guarantor’s interests in the Partnership; provided, however, that if a Guarantor has disposed of all of its equity interests in the Partnership, the obligations of such Guarantor under this Guarantee shall terminate 12 months after the date of such disposition (the “Termination Date”) provided (i) the Guarantor notifies the Lender that it is terminating its obligations under this Guarantee as of the Termination Date and (ii) the fair market value of the Collateral exceeds the outstanding balance of the Note, including accrued and unpaid interest, as of the Termination Date. Further, no Guarantor shall have the right to recover from the Borrower any amounts such Guarantor pays pursuant to this Guarantee (except and only to the extent that the amount paid to the Lender by such Guarantor exceeds the amount required to be paid by such Guarantor under the terms of this Guarantee).

(h) The obligations of any Guarantor who is an individual as a Guarantor hereunder shall terminate with respect to such Guarantor one week after the death of such Guarantor if, as a result of the death of such Guarantor, all property held by the Guarantor on the date of death would have a basis for federal income tax purposes equal to the fair market value of such property on such date (unless a later date were to be elected by the executor of the Guarantor’s estate in accordance with the applicable provisions of the Internal Revenue Code).

2. Intent to Benefit Lender. This Guarantee is expressly for the benefit of the Lender. The Guarantors intend that the Lender shall have the right to enforce the obligations of the Guarantors hereunder separately and independently of the Borrower, subject to the provisions of paragraph 1 hereof, without any requirement whatsoever of resort by the Lender to any other party. The Lender’s rights to enforce the obligations of the Guarantors hereunder are material elements of this Guarantee. This Guarantee shall not be modified, amended or terminated (other than as specifically provided herein) without the written consent of the Lender. The Borrower shall furnish a copy of this Guarantee to the Lender contemporaneously with its execution.

3. Waivers. Each Guarantor intends to bear the ultimate economic responsibility for the payment hereof of the Guaranteed Obligations to the extent set forth in Paragraph 1 above. Pursuant to such intent:

(a) Except as expressly set forth in Paragraph 1 above, each Guarantor expressly waives any right (pursuant to any law, rule, arrangement or relationship) to compel the Lender, or any subsequent holder of the Note or any beneficiary of the Deed of Trust to sue or enforce payment thereof or pursue any other remedy in the power of the Borrower, the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust whatsoever, and failure of the Borrower or the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust to do so shall not exonerate, release or discharge a Guarantor from its absolute unconditional obligations under this Guarantee. Each Guarantor hereby binds and obligates itself, and its permitted successors and assignees, for performance of the Guaranteed Obligations according to the terms hereof, whether or not the Guaranteed Obligations or any portion thereof are valid now or hereafter enforceable against the Borrower or shall have been incurred in compliance with any of the conditions applicable thereto, subject, however, in all respects to the Guarantee Limit and the other limitations set forth in paragraph 1.

(b) Each Guarantor expressly waives any right (pursuant to any law, rule, arrangement, or relationship) to compel any other person (including, but not limited to, the Borrower, the Partnership, any subsidiary of the Partnership or the Borrower, or any other partner or affiliate of the Partnership or the Borrower) to reimburse or indemnify such Guarantor for all or any portion of amounts paid by such Guarantor pursuant to this Guarantee to the extent such amounts do not exceed the amounts required to be paid by such Guarantor pursuant to paragraph 1 hereof (taking into account the limitations set forth therein).

(c) Except as expressly set forth in Paragraph 1 above, if and only to the extent that the Borrower has made similar waivers under the Note or the Deed of Trust, each Guarantor expressly waives: (i) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Note or the Deed of Trust; (ii) any defense that may arise by reason of: the incapacity, or lack of authority of the Borrower, the revocation or repudiation hereof by such Guarantor, the revocation or repudiation of the Note or the Deed of Trust by the Borrower, the failure of the Lender to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of the Borrower; the unenforceability in whole or in part of the Note, the Deed of Trust or any other document or instrument related thereto; the Lender’s election, in any proceeding by or against the Borrower under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code; or any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; (iii) presentment, demand for payment, protest, notice of discharge, notice of acceptance of this Guarantee or occurrence of, or any default in connection with, the Note or the Deed of Trust, and indulgences and notices of any other kind whatsoever, including, without limitation, notice of the disposition of any collateral for the Note; (iv) any defense based upon an election of remedies (including, if available, an election to proceed by non-judicial foreclosure) or other action or omission by the Lender or any other person or entity which destroys or otherwise impairs any indemnification, contribution or subrogation rights of such Guarantor or the right of such Guarantor, if any, to proceed against the Borrower for reimbursement, or any combination thereof; (v) subject to Paragraph 4 below, any defense based upon any taking, modification or release of any collateral or guarantees for the Note, or any failure to create or perfect any security interest in, or the taking of or failure to take any other action with respect to any collateral securing payment or performance of the Note; (vi) any rights or defenses based upon any right to offset or claimed offset by such Guarantor against any indebtedness or obligation now or hereafter owed to such Guarantor by the Borrower; or (vii) any rights or defenses based upon any rights or defenses of the Borrower to the Note or the Deed of Trust (including, without limitation, the failure or value of consideration, any statute of limitations, accord and satisfaction, and the insolvency of the Borrower); it being intended, except as expressly set forth in Paragraph 1 above, that such Guarantor shall remain liable hereunder, to the extent set forth herein, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of any of such Guarantor or of the Borrower.

4. Amendment of Note and Deed of Trust. Without in any manner limiting the generality of the foregoing, the Lender or any subsequent holder of the Note or beneficiary of the Deed of Trust may, from time to time, without notice to or consent of the Guarantors, agree to any amendment, waiver, modification or alteration of the Note or the Deed of Trust relating to the Borrower and its rights and obligations thereunder (including, without limitation, renewal, waiver or variation of the maturity of the indebtedness evidenced by the Note, increase or reduction of the rate of interest payable under the Note, release, substitution or addition of any Guarantor or endorser and acceptance or release of any security for the Note), it being understood and agreed by the Lender, however, that the Guarantor’s obligations hereunder are subject, in all events, to the limitations set forth in Paragraph 1; provided that (i) in the event that the Lender consents to the release of any Collateral securing the Note pursuant to the Deed of Trust, the Guaranteed Amount shall be reduced by the Fair Market Value of such Collateral on the date of such release (determined as set forth in Section 1(d)); and (ii) upon any material change to the Note or the Deed of Trust, including, without limitation, the maturity date or the interest rate of the Note, or upon any release or substitution of any Collateral securing the Note, within thirty (30) days of any Guarantor’s receipt of actual notice of such event, subject to the following sentence, such Guarantor may elect to terminate such Guarantor’s obligations under this Guarantee by written notice to the Lender. Such termination shall take effect on the 31st day following such actual notice, provided that no default under the Guaranteed Obligation has occurred and is then continuing.

5. Termination of Guarantee. Subject to Paragraph 4, this Guarantee is irrevocable as to any and all of the Guaranteed Obligations.

6. Independent Obligations. Except as expressly set forth in Paragraph 1, the obligations of each Guarantor hereunder are independent of the obligations of the Borrower, and a separate action or actions may be brought by a Lender against the Guarantors, whether or not actions are brought against the Borrower. Each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Guarantor may now or hereafter have against the Borrower, or any other person directly or contingently liable for the payment or performance of the Note and the Deed of Trust arising from the existence or performance of this Guarantee (including, but not limited to, the Partnership, Richmond Honan Medical Properties, Inc., or any other partner of the Partnership) (except and only to the extent that a Guarantor makes a payment to the Lender in excess of the amount required to be paid under paragraph 1 and the limitations set forth therein).

7. Understanding With Respect to Waivers. Each Guarantor warrants and represents that each of the waivers set forth above are made with full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the maximum extent permitted by law.

8. No Assignment. No Guarantor shall be entitled to assign his or her rights or obligations under this Guarantee to any other person without the written consent of the Lender.

9. Entire Agreement. The parties agree that this Guarantee contains the entire understanding and agreement between them with respect to the subject matter hereof and cannot be amended, modified or superseded, except by an agreement in writing signed by the parties.

10. Notices. Any notice given pursuant to this Guarantee shall be in writing and shall be deemed given when delivered personally, or sent by registered or certified mail, postage prepaid, as follows:

If to the Partnership:

Richmond Honan Medical Properties Inc.

975 Johnson Ferry Road

Suite 450

Sandy Springs, GA 30342

Attention: Kent Ohlsen

Facsimile: (404) 255-6300

or to such other address with respect to which notice is subsequently provided in the manner set forth above; and

If to a Guarantor, to the address set forth on Exhibit A hereto, or to such other address with respect to which notice is subsequently provided in the manner set forth above.

11. Applicable Law. This Guarantee shall be governed by, interpreted under and construed in accordance with the laws of the State of Delaware without reference to its choice of law provisions.

12. Consent to Jurisdiction; Enforceability

(a) This Guarantee and the duties and obligations of the parties hereto shall be enforceable against each Guarantor in the courts of the State of Georgia. For such purpose, each Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Guarantee may be heard and determined in any of such courts.

(b) Each Guarantor hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Guarantee shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13. Condition of Borrower. Each Guarantor is fully aware of the financial condition of the Borrower and is executing and delivering this Guarantee based solely upon its own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of the Lender or the Borrower. Each Guarantor represents and warrants that it is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the Borrower’s financial conditions and any other matter pertinent hereto as it may desire, and it is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender’s possession concerning the same. By executing this Guarantee, each Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks it acknowledges.

14. Expenses. Each Guarantor agrees that, promptly after receiving Lender’s notice therefor, such Guarantor shall reimburse Lender, subject to the limitation set forth in subparagraph 1(e) and to the extent that such reimbursement is not made by Borrower, for all reasonable expenses (including, without limitation, reasonable attorneys fees and disbursements) incurred by Lender in connection with the collection of the Guaranteed Obligations or any portion thereof or with the enforcement of this Guarantee.

IN WITNESS WHEREOF, the undersigned Guarantors set forth on Exhibit A hereto have executed this Guarantee as of the date first set forth above.

GUARANTORS SET FORTH ON EXHIBIT A HERETO:

By:

By:

By:

By:

By: